Exhibit 99.1

Rob McEwen, Chairman & Chief Owner Exercises Stock Options in McEwen Mining

TORONTO, ONTARIO - (December 22, 2014) - McEwen Mining (NYSE: MUX) (TSX: MUX) announces that Rob McEwen, Chairman and Chief Owner has exercised 1 million stock options on December 19, 2014. These options were exercisable at a price of $0.91 and Mr. McEwen intends to hold these shares for investment purposes. In addition, Mr. McEwen purchased 200,000 shares in the open market on December 12, 2014.

We are reporting this news to provide clarity about Mr. McEwen’s market activity.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina. McEwen Mining has 305.3 million shares fully diluted at December 22, 2014. Rob McEwen, Chairman, and Chief Owner, owns approximately 25% of the shares of the Company.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:
Sheena Scotland Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 150 King Street West Suite 2800, P.O Box 24 Toronto, Ontario, Canada M5H 1J9 E-mail: info@mcewenmining.com